Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amendment No. 1 to the Registration Statement of Digital Cinema Destinations Corp. on  Form S-1 (No. 333-178648)  to be filed on or about January 20, 2012, of our report dated January 20, 2012, on our audits of the consolidated financial statements of Digital Cinema Destinations Corp. and subsidiaries (“Successor”) as of June 30, 2011 and for the period from the inception date (July 29, 2010) to June 30, 2011 and the combined financial statements of Rialto Theatre of Westfield, Inc. and Cranford Theatre, Inc. (collectively, the “Predecessor”) as of December 31, 2010 and for each of the years in the two-year period ended December 31, 2010.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

Edison, New Jersey
January 20, 2012